Filed pursuant to Rule 424(b)(3)
Registration No. 333-169755

PROSPECTUS SUPPLEMENT NO. 5

28,392,337 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement no. 5 supplements and amends the prospectus dated April 10, 2012, previously supplemented on April 19, 2012, May 15, 2012, May 29, 2012, and June 20, 2012, which constitutes part of our registration statement on Form S-1 (No. 333-169755) relating to up to 28,392,337 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our attached amendment no. 2 to Schedule TO, which was filed with the Securities and Exchange Commission on July 9, 2012.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 9, 2012.

united states
Securities and Exchange Commission

Washington, DC 20549

Schedule TO/A

Tender Offer Statement
Under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

(Amendment No. 2)

Guided Therapeutics, Inc.
(Name of Subject Company (Issuer))
Guided Therapeutics, Inc.
(Name of Filing Person (Issuer))
Common Stock Warrants
(Title of Class of Securities)
N/A
(CUSIP Number of Class of Securities)
Mark L. Faupel President and Chief Executive Officer Guided Therapeutics, Inc. 5835 Peachtree Corners East, Suite D Norcross, Georgia 30092 (770) 242-8723
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Filing Person)
Copy to:
John E. Zamer, Esq. and Heith D. Rodman, Esq. Jones Day 1420 Peachtree Street, N.E. Suite 800 Atlanta, Georgia 30309-3053 (404) 521-3939

Calculation of Filing Fee
Transaction Valuation (1)	Amount of Filing Fee (2)
$21,292,002	$2,440*

__________

*	Previously paid on May 30, 2012.
(1)	Calculated solely for purposes of determining the filing fee and based upon the average of the high and low sales prices of the Registrant’s common stock ($0.75 per share), as reported on the OTCQB quotation system, on May 24, 2012 and assuming that warrants to purchase 28,389,336 shares of common stock will be exchanged pursuant to this offer.
(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and equals $114.60 for each $1,000,000 of the value of the transaction.
☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid:	$2,440
Form or Registration No.:	Schedule TO-I (File No. 005-51261)
Filing Party:	Guided Therapeutics, Inc.
Date Filed:	May 30, 2012
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☒
If applicable, check the appropriate box(es) below to designate the appropriate rules provision(s) relied upon:
☐ Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐ Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

explanatory note

This Amendment No. 2 amends the Tender Offer Statement on Schedule TO filed by Guided Therapeutics, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on May 30, 2012 and amended on June 28, 2012 (as amended, the “Tender Offer Statement”), regarding the Company’s offer (the “Offer”) to all of the holders of outstanding warrants exercisable to purchase up to an aggregate of 28,389,336 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at an exercise price of $0.65 per share, with exercise periods ending either July 26, 2012 (the “2012 Warrants”) or March 1, 2013 (the “2013 Warrants,” and collectively with the 2012 Warrants, the “Original Warrants”), to voluntarily exchange any or all of the Original Warrants for a combination of three types of new warrants (the “New Warrants”), for a limited period of time, upon the terms and subject to the conditions described in the Offer to Exchange and the related Election to Participate attached to the Tender Offer Statement as Exhibits 99(a)(1) and 99(a)(3), respectively.

All information in the Offer to Exchange that was previously filed with the Tender Offer Statement is hereby expressly incorporated by reference in this Amendment No. 2 in response to all items required in the Tender Offer Statement, except that such information is hereby amended and restated to the extent specifically provided for herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Offer to Exchange.

This Amendment No. 2 is being filed solely to announce the final results of the Offer.

Item 1. Summary Term Sheet

Item 1 of the Tender Offer Statement is hereby amended and supplemented to include the following information:

The Offer expired at 5:00 p.m. (Eastern) on July 5, 2012. In connection with the Offer, 2012 Warrants exercisable for a total of 1,654,085 shares of Common Stock were tendered and accepted in exchange for (i) Class 1 New Warrants exercisable for a total of 1,351,481 shares of Common Stock, (ii) Class 2 New Warrants exercisable for a total of 151,302 shares of Common Stock, and (iii) Class 3 New Warrants exercisable for a total of 151,302 shares of Common Stock. In addition, 2013 Warrants exercisable for a total of 14,202,364 shares of Common Stock were tendered and accepted in exchange for (x) Class 1 New Warrants exercisable for a total of 6,357,137 shares of Common Stock, (y) Class 2 New Warrants exercisable for a total of 3,922,622 shares of Common Stock, and (z) Class 3 New Warrants exercisable for a total of 3,922,605 shares of Common Stock. All Original Warrants tendered for exchange and accepted have been cancelled and the Company will issue New Warrants promptly.

Item 4. Terms of the Transaction

The information set forth in Item 1 above is incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration

The information set forth in Item 1 above is incorporated herein by reference.

Item 11. Additional Information

The information set forth in Item 1 above is incorporated herein by reference.

Item 12. Exhibits

Exhibit No.	Description
99(a)(1)*	Offer to Exchange
99(a)(2)*	Letter to Holders of Original Warrants
99(a)(3)*	Election to Participate
99(a)(4)*	Notice of Withdrawal
99(a)(5)*	Form of New Warrant Exchangeable for Original Warrants
99(a)(6)*	Press Release of Guided Therapeutics, Inc. dated May 30, 2012
99(a)(7)*	Supplemental Letter to Holders of Original Warrants
99(a)(8)*	Press Release of Guided Therapeutics, Inc. dated June 28, 2012
99(a)(9)	Press Release of Guided Therapeutics, Inc. dated July 5, 2012

__________

*	Previously filed.

Signature

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Guided Therapeutics, Inc.

By: /s/ Mark Faupel, Ph.D.

Name: Mark L. Faupel, Ph.D.

Title: President & CEO

July 9, 2012